UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): December 22, 2006

ITT EDUCATIONAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13144	36-2061311
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

13000 North Meridian Street
Carmel, Indiana	46032-1404

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (317) 706-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR

240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR

240.13e-4(c))

Item 1.02.	Entry into a Material Definitive Agreement.

The Registrant completed financing of a new $150 million Credit Agreement dated as of December 22, 2006 (the “Credit Agreement”) with JPMorgan Chase Bank, N.A. (the “Lender”). The Credit Agreement provides for a reducing revolving line of credit up to a maximum principal amount of $150 million that matures on October 1, 2009. The obligations under the Credit Agreement may be secured or unsecured at the Registrant's election, provided that the Registrant has not defaulted under the Credit Agreement and, in which case, any borrowings made on a secured basis must remain secured. The description of the material terms of the Credit Agreement included in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this item.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As discussed above, on December 22, 2006, the Registrant entered into a Credit Agreement with the Lender, that provides, at the Registrant's election, for either a secured or an unsecured reducing revolving line of credit up to a maximum principal amount of $150 million. The total availability under the line of credit will reduce by $21,428,571.43 on the first day of each calendar quarter beginning on April 1, 2008. The revolving credit facility has a maturity date of October 1, 2009.

The Registrant must elect to have all of its borrowings under the Credit Agreement either secured or unsecured. The Registrant may elect to change all of its borrowings under the Credit Agreement from unsecured to secured, or from secured to unsecured, except that if the Registrant has defaulted under the Credit Agreement, the Registrant may not elect to borrow on an unsecured basis. The Registrant initially elected to borrow on an unsecured basis, and the Registrant borrowed $150 million upon closing, which will be used to allow the Registrant to continue repurchasing shares of its common stock under its current share repurchase program and, therefore, help the Registrant achieve its long-term goal of enhancing shareholder value, while maintaining its compliance with certain financial ratios required by its federal and state education authorities and accrediting agency.

Secured borrowings under the Credit Agreement will bear interest at the London Interbank Offered Rate (the "LIBOR") plus 0.15%. The security for secured borrowings will consist of investment property deposited with the Lender having a market value of not less than 105.3% of the outstanding principal balance of the secured borrowing and will be evidenced by a Security Agreement between the Registrant and the Lender in the form attached to the Credit Agreement filed herewith. Unsecured borrowings under the Credit Agreement will bear interest at the LIBOR plus 0.38%. Registrant will also pay a commitment fee under the Credit Agreement equal to 0.15% per annum on the average daily unused balance of the maximum principal amount available thereunder from time to time.

The Credit Agreement contains, among other things, covenants, representations and warranties and events of default customary for credit facilities. The Registrant is required to maintain, as of the end of each fiscal quarter: (i) a ratio of indebtedness to EBITDA (as defined below) for the period of four consecutive fiscal quarters ended on such date of not greater than 1.0 to 1.0; and (ii) a ratio of unrestricted cash and unrestricted investments to indebtedness of not less than 1.5 to 1.0. Other covenants in the Credit Agreement include certain restrictions on the

Registrant related to liens, investments, mergers, consolidations, liquidations and dissolutions, sales of assets, changes in lines of business, and use of borrowing proceeds, subject to certain exceptions. "EBITDA" means net income:

•	plus interest expense, income tax expense, depreciation and amortization expense, any extraordinary charges and any other non-cash charges; and
•	minus any extraordinary gains and any non-cash items of income.

Under certain conditions, amounts outstanding under the Credit Agreement may be accelerated. Bankruptcy and insolvency events with respect to the Registrant will result in an automatic acceleration of the indebtedness under the Credit Agreement. Subject to notice and/or cure periods in certain cases, other events of default under the Credit Agreement will result in acceleration of indebtedness under the Credit Agreement at the option of the Lender. Those other events of default include failure to pay any principal, interest or other amounts when due, failure to comply with covenants, breach of representations or warranties in any material respect, non-payment or acceleration of other material debt, or nonpayment of material final judgments.

The foregoing descriptions of the Credit Agreement are qualified in their entirety by reference to the text of the document, a copy of which is filed as Exhibit 10.60 to this Current Report on Form 8-K.

The Lender and its affiliates have performed, and may in the future perform, various commercial banking, investment banking, brokerage, trustee and other financial advisory services in the ordinary course of business for the Registrant and its subsidiaries for which it has received, and will receive, customary fees and commissions.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description
10.60	Credit Agreement, dated as of December 22, 2006, between the

Registrant and JPMorgan Chase Bank, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2006

ITT Educational Services, Inc.

By: /s/ Clark D. Elwood
Name: Clark D. Elwood
Title: Senior Vice President,

General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.60	Credit Agreement, dated as of December 22, 2006, between the Registrant and JPMorgan Chase Bank, N.A.

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